Exhibit 99.1
Form 8-K, May 14, 2004
Buyers United, Inc.
File No. 0-26917


                              [Buyers United Logo]



May 5, 2004

Dear Fellow Shareholders:

         Last year was an exciting one for your company. In each of the last three years, we have doubled revenue. And the growth in net income (before preferred dividends) has almost quadrupled in the last year alone. With revenues over $60 million, we will not be able to maintain that torrid pace, but we will continue to grow while at the same time transitioning from a commodity reseller of plain-vanilla long distance to a developer and marketer of enhanced telecommunication services to the huge contact center market. Consistent with this change of direction, we are asking you to approve a change in our name from Buyers United to UCN, which are the initials of United Carrier Networks. UCN is the name of our commercial division, and the change in our corporate name signals our de-emphasis of the residential market. This transition began in mid 2003 and in October we acquired the exclusive rights to a software technology that allows small and medium size contact centers to realize operational tools and efficiencies that in the past only large enterprises were able to achieve and then only with the expenditure of millions of dollars. By superimposing the software on to our national Voice over IP network, which Buyers United acquired from I-Link in December, 2002, we are able to provide enhanced telecommunications services at a fraction of the traditional cost for such services.

         Selling these services takes longer than selling conventional long distance and involves training the sales force to be able to demonstrate the unique features that the software can provide. We have, therefore, established a training curriculum for our various sales channels. Because of the skills required, we have begun developing a partner agent program to gain more direct control over our sales and have hired a seasoned telecom executive to head this effort. We are also developing a new sales channel, VAR or valued added reseller, which will leverage our own sales force. It will take time and up front expenses to realize the benefits. All of these changes will initially slow our growth and profit generation, but we believe the process will establish a sound foundation for substantial future revenue growth at improved margins.

         Last year we initiated a $1 million capital expenditure program to improve the quality of our Voice over IP network and to reduce the cost of our services. On March 11 we announced that we raised $8.7 million in the equity market. These monies will be used to expand our marketing and sales effort, further enhance our network, improve our balance sheet, and provide the working capital to fund our growth.

         We have tested market acceptance of the enhanced services made available by the software technology and the response has been outstanding. In February 2004 our new contact center products received recognition by winning the "Best of Show" award at the Call Center Demo show in Dallas, and in March 2004 we received the "Best in Show" award at the INTERNET TELEPHONY(R) Conference and EXPO in Miami.

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         I am pleased with the progress shown by our management and the new talent we have attracted in 2003. I have been grooming my replacement, Paul Jarman, who has done an outstanding job as your president and will recommend him to the board as our next Chief Executive Officer before the end of the year.

         On the financial side, our outside auditors for the first time in our history have eliminated the "going concern" qualification in its report on our 2003 financial statements. Our Series A and Series B Preferred Stock provides an 8% dividend. A number of investors have converted their preferred stock to common stock and, therefore, no longer receive dividends. The remainder can be converted at the option of the Company when the common shares trade at or above $4.00 per share, but in any case can be redeemed at the Company's election for the equivalent of $2.00 per share of common stock any time commencing January 1, 2005. We will consider effecting one of these options should the opportunity arise and we have the resources necessary to do so. Conversion of these preferred shares to common with the resulting elimination of dividends would directly improve our bottom line.

         In our proxy statement we are asking you to approve an employee stock purchase plan. I am a strong believer in our employees having an equity stake in the Company and this plan provides a cost effective mechanism to achieve this goal with our employees.

         We now have assembled a great staff, added experienced management, and obtained funding. Together with a great product and platform, we are ready to launch a new era and are very excited at the prospects.

Thank you for your continued interest in our Company.

Sincerely,

/s/
Theodore Stern
Chairman and CEO
Buyers United, Inc.